Exhibit 99.1

Warren Resources Announces Appointment of

James A. Watt as President and CEO

Denver, Colorado (GLOBE NEWSWIRE) — November 16, 2015 — Warren Resources, Inc. (“Warren” or the “Company”) (NASDAQ: WRES) today announced that, effective immediately, the Board of Directors has appointed James A. Watt as President and Chief Executive Officer of the Company. The Company expects that Mr. Watt will be named to the Board of Directors at the next meeting of the Board of Directors. Lance Peterson, who has served as Interim Chief Executive Officer since December 4, 2014, has stepped down from this role and will continue as a Director.

“We are pleased to appoint Jim to the position of President and Chief Executive Officer and to have him lead our management team as the Company enters a new chapter,” said Chairman of the Board Dominick D’Alleva. “The Board believes that Warren has outstanding assets and a dedicated and effective employee base and, with Jim’s record of leadership, we believe he is the right person to guide the Company through the current economy and take the Company to the next level.”

“I look forward to working alongside the Warren Board and management team, and I believe that we are well positioned to continue deleveraging our balance sheet and to return the Company to a trajectory of growth that will enhance value for all of our stakeholders.” said Mr. Watt.

Mr. D’Alleva continued, “The Board also wants to thank Lance for his service and looks forward to again working with him as a director.”

About James A. Watt

James A. Watt joins Warren Resources, Inc. from Dune Energy, Inc., where he served as President, Chief Executive Officer and Director. Prior to joining Dune in 2007, Mr. Watt also served as the Chief Executive Officer of Remington Oil and Gas Corporation since February 1998 and the Chairman of Remington since May 2003, until Helix Energy Solutions Group, Inc. acquired Remington in July 2006. From 1993 through 1997, Mr. Watt served as Vice President—Exploration of Seagull E&P, Inc., and from 1991-1993, he served as Vice President—exploration and exploitation of Nerco Oil and Gas. From August 2006 through March 2007, Mr. Watt also served as the Chairman and Chief Executive Officer of Maverick Oil & Gas, Inc. Mr. Watt currently serves on the Board of Directors of Bonanza Creek Energy, Inc., where he is Chairman of the Board, and Helix. Mr. Watt received a B.S. in Physics from Rensselaer Polytechnic Institute.

About Dominick D’Alleva

Dominick D’Alleva has been a director since June 1992 and serves as Chairman of the Board and Chair of the Corporate Governance Committee. He was our Secretary until 2002 and became an independent director thereafter. He serves on the Compensation, Audit and Corporate Governance Committees of the Board. Additionally, from 1995 to the present, he has been a principal with D and D Realty Company, LLC, a privately owned New York limited liability company involved in the acquisition and financing of real estate. From 1986 to 1995, he was engaged in residential New York City real estate for his own account and as general counsel to various real estate acquisition firms, where he negotiated contracts for the acquisition and financing of commercial real estate. From 1983 to 1985, he served as Executive Vice

President, Director and General Counsel of Swanton Corporation, which engaged in energy, retail and financial services businesses. From 1980 to 1983 he was Associate Counsel of Damson Oil Corporation. From 1977 to 1980 he was an associate with Simpson, Thatcher & Bartlett specializing in securities and corporate law. Mr. D’Alleva received a Bachelor of Arts degree Summa Cum Laude from Fordham University and earned his Juris Doctor degree with honors from Yale University.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, natural gas in the Marcellus Shale in Pennsylvania, and an undeveloped acreage position in the Washakie Basin of Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: the market prices of oil and gas and hedging activities undertaken in relation thereto; financial market conditions and the availability of liquidity; lenders willingness to waive or amend financial covenants applicable to us; delisting of our stock; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases

CONTACT:

Ray Deacon, Investor Relations

212-697-9660